Exhibit 10.56

SENIOR FACILITY A AGREEMENT

DATED 20 OCTOBER, 2016
AS AMENDED AND RESTATED ON 15 MARCH, 2017

R500,000,000 SENIOR TERM LOAN FACILITY

for

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED
(as borrower)

provided by

FIRSTRAND BANK LIMITED
(ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)

with

FIRSTRAND BANK LIMITED
(ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)
(as facility agent)

This Agreement is entered into subject to the terms of a Common Terms Agreement dated on or about the date of this Agreement

THIS AGREEMENT is dated 20 October, 2016 (as amended and restated on 15 March, 2017) and made between:

(1)	NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED, registration number 2002/031446/07, as borrower (the Borrower);

(2)	FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division) as original lender (in this capacity, the Original Senior Facility A Lender); and

(3)	FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division) as agent of the Senior Facility A Lenders (the Facility Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

1.1.1	Applicable Margin means, in relation to any Senior Facility A Loan or Unpaid Sum:

(a)	1.35 per cent. per annum, provided that no Event of Default has occurred and is continuing; and

(b)

with effect from the date of occurrence of an Event of Default and for so long as it is continuing, the Applicable Margin shall be the percentage per annum set out in paragraph (a) above plus 2.00 per cent.;

1.1.2	Availability Period means the period from and including the Closing Date to and including 31 May, 2017;

1.1.3	Available Commitment means the "Available Commitment" (as defined in the Common Terms Agreement) of a Senior Facility A Lender in respect of Senior Facility A;

1.1.4	Available Facility means the aggregate, from time to time, of the Available Commitment of each Senior Facility A Lender;

1.1.5	Break Costs means the amount (if any) determined by a Senior Facility A Lender by which:

(a)

the interest (excluding the Applicable Margin) which that Senior Facility A Lender should have received for the period from the date of receipt of an amount repaid or prepaid in respect of any part of its participation in a Senior Facility A Loan or Unpaid Sum to the last day of the current Interest Period for that Senior Facility A Loan or Unpaid Sum, if the principal amount of that Senior Facility A Loan or Unpaid Sum received had been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Senior Facility A Lender would be able to obtain by placing an amount equal to the principal amount of the Senior Facility A Loan or Unpaid Sum received by it on deposit with a leading bank in the Johannesburg interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, and Break Gains means the amount (if any) determined by the relevant Senior Facility A Lender by which the amount of interest contemplated in paragraph (b) above exceeds that in paragraph (a) above;

1.1.6

Common Terms Agreement means the written agreement entitled "Common Terms Agreement", dated on or about the Signature Date (as amended and/or reinstated from time to time), between, amongst others, the Borrower (as borrower), the Original Senior Facility A Lender (as lender) and the Facility Agent;

1.1.7	Effective Date has the meaning given to that term in the First Amendment and Restatement Agreement;

1.1.8	Final Maturity Date means the date falling on the second anniversary of the Loan Disbursement Date;

1.1.9	Interest Payment Date means:

(a)	the last day of each calendar month in any year; and

(b)	the Final Maturity Date;

1.1.10	Interest Period means, in relation to a Senior Facility A Loan, each period determined in accordance with Clause 9 (Interest Periods);

1.1.11	Loan Disbursement Date means the first date on which a Senior Facility A Loan is disbursed by the Senior Facility A Lenders following a claim under a Bank Guarantee;

1.1.12	Party means a party to this Agreement;

1.1.13	Repayment Date has the meaning given to that term in Clause 6.1 (Repayment);

1.1.14	Repayment Instalment means each instalment for repayment of a Senior Facility A Loan set out in Clause 6 (Repayment of Loan);

1.1.15

Repayment Schedule means the schedule of Repayment Instalments set out in Schedule 1 (Repayment Schedule), as initially inserted into this Agreement in accordance with Clause 6.1 (Repayment) and thereafter as replaced from time to time pursuant to Clause 6.2 (Repayment);

1.1.16	Senior Facility A or Facility means the term loan facility made available to the Borrower under this Agreement;

1.1.17	Senior Facility A Commitment means the "Senior Facility A Commitment" as defined in the Common Terms Agreement;

1.1.18	Senior Facility A Loan or Loan means a "Senior Facility A Loan" as defined in the Common Terms Agreement;

1.1.19	Senior Facility A Outstandings means "Senior Facility A Outstandings" as defined in the Common Terms Agreement;

1.1.20	Signature Date means the date stated at the beginning of this Agreement;

1.1.21	Total Senior Facility A Commitments means "Total Senior Facility A Commitments" as defined in the Common Terms Agreement;

1.1.22	Unpaid Sum means an "Unpaid Sum" as defined in the Common Terms Agreement in respect of Senior Facility A; and

1.1.23	Utilisation Request means the notice substantially in the form set out in Schedule 2 (Form of Utilisation Request).

1.2	Construction

1.2.1	Terms and expressions defined in the Common Terms Agreement, unless expressly defined in this Agreement, have the same meaning in this Agreement.

1.2.2

The provisions of clauses 1.3 (Construction) and 1.4 (Third party rights) of the Common Terms Agreement apply to this Agreement as though they were set out in full in this Agreement, except that a reference in those clauses to the Common Terms Agreement are to be construed as references to this Agreement.

1.2.3

This Agreement and the rights and obligations of the Parties hereunder shall in all respects be subject to the terms and conditions of the Common Terms Agreement, which shall apply mutatis mutandis to this Agreement and be incorporated herein by reference. If there is any conflict between this Agreement and the Common Terms Agreement, this Agreement shall prevail.

2.	THE FACILITY

2.1	Senior Facility A

Subject to the terms of this Agreement and the Common Terms Agreement, the Senior Facility A Lenders make available to the Borrower a Rand-denominated guarantee and term loan facility in an aggregate amount equal to the Total Senior Facility A Commitments.

2.2	Designation

This Agreement is a Senior Facility Agreement and the Senior Facility A Agreement, each as defined in the Common Terms Agreement.

3.	PURPOSE

3.1

The Borrower shall apply all amounts borrowed by it under Senior Facility A only in or towards the purposes set out in clause 3 (Purpose) of the Common Terms Agreement, and for no other purpose whatsoever.

3.2	No Finance Party is bound to monitor or verify the utilisation of Senior Facility A or will be responsible for, or for the consequences of, such a utilisation.

4.	CONDITIONS OF UTILISATION

4.1	Conditions precedent

The Borrower may not deliver a Utilisation Request to the Facility Agent under Senior Facility A (and no Senior Facility A Lender shall have any obligation to issue a Bank Guarantee, advance any Senior Facility A Loan or to provide any other form of credit or financial accommodation under this Agreement to any person) unless the Facility Agent has issued the notice contemplated by clause 4.1 (Initial conditions precedent) of the Common Terms Agreement and clause 2.1 (Effective Date) of the First Amendment and Restatement Agreement.

4.2	Further conditions precedent

Subject to the Common Terms Agreement and this Agreement, a Senior Facility A Lender will only be obliged to issue a Bank Guarantee and to participate in a Senior Facility A Loan if the requirements of clause 4.2 (Further conditions precedent) of the Common Terms Agreement have been met.

5.	UTILISATION AND DISBURSEMENT

5.1	Delivery of a Utilisation Request

5.1.1	The Borrower may utilise Senior Facility A during the Availability Period by way of the issue of a Bank Guarantee(s) by delivery to the Facility Agent of a duly completed Utilisation Request.

5.1.2

Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a Utilisation Request is 17h00 two Business Days before the proposed Utilisation Date or such shorter period as the Facility Agent agrees in writing.

5.1.3	A Utilisation Request is irrevocable.

5.1.4	A maximum of one Utilisation Request may be delivered by the Borrower on or following the Effective Date.

5.2	Completion of a Utilisation Request

5.2.1	A Utilisation Request will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the proposed beneficiary is Blue Label Telecoms;

(c)	the Bank Guarantee is issued with an expiry date of no later than the Bank Guarantee Expiry Date;

(d)	the currency and amount of the Utilisation comply with Clause 5.3 below; and

(e)	the delivery instructions for the Bank Guarantee are specified.

5.2.2	Only one Bank Guarantee may be requested in a Utilisation Request and will be issued as a Utilisation against both Senior Facility A and Senior Facility B.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be Rand.

5.3.2

The amount of the proposed Bank Guarantee is for the full amount of the Senior Facility A Available Commitments of the relevant Senior Facility A Lender or such lesser amount as the Facility Agent may agree.

5.4	Issuing of Bank Guarantees

5.4.1

As at the Effective Date the Original Senior Lender (in its capacity as Original Issuing Bank) has issued a Bank Guarantee in favour of Blue Label Telecoms in an amount of R2,000,000,000 (the February 2017 Guarantee). It is a term of the February 2017 Guarantee that it will only be valid until such time as Blue Label Telecoms receives two or more guarantees given by any of the Original Senior Lender, Investec Bank Limited, Nedbank Limited or The Standard Bank of South Africa Limited, or (with the Borrower's prior written consent) any of their affiliates in an aggregate amount equal to R2,000,000,000 and on terms equivalent to those of the February 2017 Guarantee (save for certain consequential amendments).

5.4.2

If the conditions set out in this Agreement and the Common Terms Agreement have been met, each Senior Facility A Lender as at the Effective Date must issue a Bank Guarantee substantially in the form set out in Schedule 6 (Form of Bank Guarantee) to the Common Terms Agreement on the proposed Utilisation Date.

5.4.3

The amount of each Senior Facility A Lender's participation in a Utilisation under Senior Facility A will be equal to the proportion borne by its Available Commitment (if any) to the Available Facility immediately prior to making that Utilisation (and for purposes of calculating the Original Senior Lenders Available Commitments the amount of its participation under the February 2017 Guarantee will be ignored).

5.4.4	No Senior Facility A Lender is obliged to issue a Bank Guarantee under this Clause if:

(a)

the Borrower has not delivered a Utilisation Request under Senior Facility B in respect of the issue of a Bank Guarantee (other than in respect of the issue of a Bank Guarantee by the Original Senior Lender);

(b)	as a result, any Senior Facility A Lender would breach any law or regulation applicable to it; or

(c)	as a result, the outstanding amount of all Bank Guarantees would exceed the aggregate of the Senior Facility A Available Commitments, Senior Facility B Available Commitments and the Escrow Deposit.

5.4.5

Notwithstanding any other provision of this Agreement or the Common Terms Agreement, the Borrower will not be required to deliver a Utilisation Request in respect of the issue by the Original Senior Lender of a Bank Guarantee as contemplated in Clause 5.4.2 above.

5.5	Automatic cancellation of Commitments

The Senior Facility A Commitments which, at that time, are unutilised, and in respect of which no Utilisation Request has been delivered, shall be immediately cancelled at 10h00 on the last day of the Availability Period.

6.	REPAYMENT

6.1

The Borrower shall repay the Senior Facility A Loan in full in eight consecutive equal instalments (each a Repayment Instalment) commencing on the date falling three Months after the Loan Disbursement Date and thereafter at the end of each subsequent three Month period up to and including the Final Maturity Date (each a Repayment Date). The Facility Agent shall, as soon as reasonably possible following the Loan Disbursement Date, calculate the amount of the Repayment Instalments and include the Repayment Dates and corresponding Repayment Instalments in a Repayment Schedule to be inserted, by notice to the Borrower, into this Agreement as Schedule 1 (Repayment Schedule)..

6.2

If pursuant to an unscheduled payment, repayment or prepayment made in respect of the Senior Facility A Loan (under this Agreement read with the Common Terms Agreement), the amount of the outstanding Repayment Instalments at that time are to be reduced, the Facility Agent shall be entitled to recalculate the amount of the Repayment Instalments and replace the table set out in Schedule 1 (Repayment Schedule) by notice to the Borrower.

6.3	Any amount which remains outstanding under Senior Facility A on the Final Maturity Date shall be repaid in full on that date.

6.4	No amount of a Senior Facility A Loan repaid under this Clause 6 may be re-borrowed.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary cancellation

7.1.1

The Borrower may cancel the unutilised and undrawn amount of the Senior Facility A Commitments in accordance with the requirements (and subject to the terms) of clause 10 (Prepayment and Cancellation) of the Common Terms Agreement.

7.1.2	No amount of the Senior Facility A Commitments cancelled pursuant to this Clause may be reinstated.

7.2	Voluntary prepayment

7.2.1

The Borrower may make voluntary prepayments in respect of the Senior Facility A Loan made to it, in whole or in part, in accordance with the requirements (and subject to the terms) of clause 10 (Prepayment and Cancellation) of the Common Terms Agreement.

7.2.2	No amount of a Senior Facility A Loan prepaid pursuant to this Clause may be re- borrowed.

7.3	Mandatory prepayment and prepayment offers

The Borrower shall be obliged to make mandatory prepayments and/or offers to make prepayments (as applicable) in respect of the Senior Facility A Loan made to it to the Senior Facility A Lenders in accordance with the requirements (and subject to the terms) of clauses 10 (Prepayment and Cancellation) and 11 (Prepayment Offers and Priorities) of the Common Terms Agreement.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Senior Facility A Loan (and any Unpaid Sum) for each Interest Period is the percentage rate per annum which is the aggregate of:

8.1.1	the Applicable Margin; and

8.1.2	the Base Rate.

8.2	Payment of interest

The Borrower shall pay all accrued interest on the Senior Facility A Loan made to it on each Interest Payment Date, in accordance with the requirements of clause 33 (Payment Mechanics) of the Common Terms Agreement.

8.3	Interest on overdue amounts

8.3.1	Any interest accruing on an Unpaid Sum shall be immediately payable by the Borrower on demand by the Facility Agent.

8.3.2	Default interest (if unpaid) arising on any Unpaid Sum will be compounded with that Unpaid Sum on the last day of each calendar month, but will remain immediately due and payable.

8.4	Notification of rates of interest

Without prejudice to the obligation of the Borrower to pay interest calculated at any applicable rate under this Clause 8, the Facility Agent shall notify the Senior Facility A Lenders and the Borrower, as soon as reasonably practicable:

8.4.1	of the determination of a rate of interest under this Agreement;

8.4.2	when interest commences to accrue at the rate calculated by reference to the Applicable Margin specified in Clause 1.1.1(b) (Definitions).

9.	INTEREST PERIODS

9.1	Duration

Each Senior Facility A Loan has successive Interest Periods:

9.1.1	commencing on (and including) the Utilisation Date (in respect of the first Interest Period for that Senior Facility A Loan) or commencing on (and including) an Interest Payment Date; and

9.1.2	ending on (but excluding) the next Interest Payment Date.

9.2	Interest Periods for Unpaid Sums

Interest accruing on an Unpaid Sum shall be calculated as if that Unpaid Sum, during the period of non-payment, constituted a Loan under Senior Facility A for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). For this purpose, the Facility Agent (acting reasonably) may:

9.2.1	select successive Interest Periods of any duration of up to three months; and

9.2.2	determine the appropriate Quotation Day for that Interest Period.

If any Unpaid Sum consists of all or part of the Senior Facility A Loan which became due on a day which was not the last day of an Interest Period relating to that Senior Facility A Loan, the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Senior Facility A Loan.

9.3	No overrunning the Final Maturity Date

If an Interest Period for a Senior Facility A Loan would otherwise extend beyond the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date. This Clause does not apply to Interest Periods selected under Clause 9.2 above in respect of Unpaid Sums which remain outstanding on the Final Maturity Date.

9.4	Non-Business Days

If an Interest Payment Date would otherwise occur on a day which is not a Business Day, that Interest Payment Date will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

10.	DEFAULT

If an Event of Default occurs, and for so long as it is continuing, the Facility Agent may enforce any of the rights and remedies provided for in clause 26.15 (Acceleration) of the Common Terms Agreement.

11.	GENERAL

11.1	Notices and domicilium

All documents in legal proceedings and notices in connection with this Agreement shall be served in accordance with clause 36 (Notices) of the Common Terms Agreement, which clause is incorporated by reference in this Agreement as if repeated in this Agreement in full (except that references in that clause to the Common Terms Agreement are to be construed as references to this Agreement).

11.2	Incorporation of by reference

The provisions clauses 20 (Costs and Expenses), 37 (Amendments and Waivers), 39 (General Provisions) and 43 (Waiver of Immunity) of the Common Terms Agreement apply to this Agreement as though they were set out in full in this Agreement (except that references in those clauses to the Common Terms Agreement are to be construed as references to this Agreement).

11.3	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.

11.4	Jurisdiction

11.4.1

The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa (Gauteng Local Division, Johannesburg) (or any successor to that division) in regard to all matters arising from the this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a dispute).

11.4.2

The Parties agree that the High Court of South Africa is the most appropriate and convenient court to settle disputes. The Parties agree not to argue to the contrary and waive objection to this court on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

11.4.3

This Clause 11.4 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a dispute in any other court with jurisdiction. To the extent allowed by law, a Finance Party may take concurrent proceedings in any number of jurisdictions.

11.5	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

REPAYMENT SCHEDULE

[To be included at the appropriate time pursuant to Clause 6.1 (Repayment)]

SCHEDULE 2

FORM OF UTILISATION REQUEST

To:               [  •  ]
                    as Issuing Bank

From:          NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED

[ • ], [ • ]

Dear Sirs,

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED
Senior Facility A Agreement, dated [ • ], 2016 (as amended and restated on [ • ], 2017)
(the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Bank Guarantee to be issued under Senior Facility A on the following terms:

Proposed Utilisation Date:	[ • ] (or, if that is not a Business Day, the next
Business Day)

Amount:	R[ • ] or, if less, the Available Facility

3.	Our delivery instructions are:

[ • ]

4.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

5.	This Utilisation Request is irrevocable.

Yours faithfully,

......................................................

authorised signatory for

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED